EXHIBIT NO.: 10.12

To Form S-1 Registration Statement

EXHIBIT H

SECURITY AND PLEDGE AGREEMENT

THIS SECURITY AGREEMENT-PLEDGE (this “Agreement”) is executed as of ________ ___, 2014, by Hard Rock Solutions, LLC, a Utah limited liability company (“Pledgor”) in favor of Hard Rock Solutions, Inc., a Texas corporation (“Secured Party”).

RECITALS:

WHEREAS, Pledgor, Secured Party, James D. Isenhour (“Stockholder”) and Superior Drilling Products, LLC, a Utah limited liability company (“Buyer”) entered into a Membership Interest Purchase Agreement on January 28, 2014 (“Purchase Agreement”) to evidence, among other things, the purchase and sale of the Interests (as defined below). All capitalized terms not otherwise defined herein shall have the same meaning ascribed to such term in the Purchase Agreement;

WHEREAS, Stockholder owns one hundred percent (100%) of the issued and outstanding common stock, no par value, of Secured Party;

WHEREAS, Secured Party is the sole member of Pledgor and owner of all of the issued and outstanding membership interests of Pledgor (“Interests”);

WHEREAS, at Closing, Buyer will purchase all of the Interests from Secured Party, and in connection therewith, Buyer and Pledgor have executed a promissory note in the principal amount of Twelve Million Five Hundred Thousand and No/00 Dollars ($12,500,000.00) (the “Note”) for the benefit of Secured Party (the “Purchase”);

WHEREAS, pursuant to the Purchase, Buyer will become the sole member of Pledgor and owner of all of the Interests;

WHEREAS, upon or immediately after Closing, Pledgor will acquire all of the rights to the Collateral (hereinafter defined);

WHEREAS, after consummation of the foregoing, Buyer, as new owner of Pledgor, will agree to the grant by Pledgor to Secured Party of a security interest in the Collateral (hereinafter defined) to secure the payment of the Note and satisfaction of the other Secured Obligations.

NOW, THEREFORE, for good and valuable consideration, the sufficiency of which is hereby acknowledged and agreed, the parties hereto agree as follows:

Article I
definitions

Section 1.1           Defined Terms. As used in this Agreement, the following terms shall have the following meanings.

(a)          “Collateral” shall have the meaning ascribed such term in Section 2.1.

(b)          “Event of Default” shall have the meaning ascribed such term in Section 5.1 hereof.

(c)          “Secured Obligations” shall have the meaning ascribed such term in Section 3.1.

(d)          “UCC” means the uniform commercial code as adopted in Colorado.

Article II
GrantS of Security InterestS

Section 2.1           Pledge by Pledgor. To secure the full and prompt payment and performance of the Secured Obligations, Pledgor hereby pledges and assigns to Secured Party, and grants to Secured Party, a security interest in, and a lien upon, all of Pledgor’s right, title and interest in and to (i) the trademarks, trademark registrations, trademark applications, and any and all goodwill associated therewith (the “Marks”) set forth on Schedule A attached hereto, (ii) the patents and patent applications (the “Patents”) set forth on Schedule A attached hereto, in each case together with (iii) all proceeds of the Marks and Patents, (iv) all of the goodwill of the businesses with which the Marks and Patents are associated, and (v) all causes of action, past, present and future, for infringement, misappropriation, or dilution of any of the Marks and/or Patents or unfair competition regarding the same (collectively, the “Collateral”).

Section 2.2           Perfection of Security Interests. Pledgor hereby agrees to sign any documents reasonably necessary to evidence, perfect or realize upon the security interest and obligations created by this Agreement including but not limited to a UCC-1 financing statement.

Article III
SECURED OBLIGATIONS

Section 3.1           Indebtedness and Obligations Secured. The pledge, security interest and assignment of rights contained herein is granted to secure the payment and performance of the following (collectively, the “Secured Obligations”):

(a)          any and all indebtedness of the Buyer and Pledgor to Secured Party evidenced by the Note (the “Indebtedness”);

(b)          all costs and expenses reasonably incurred by Secured Party to obtain, preserve and perfect and enforce the security interests granted hereby and all other liens and security interests securing payment of the Indebtedness, to collect the Indebtedness and to maintain, preserve and collect the Collateral, as applicable, including, but not limited to, taxes, assessments, insurance premiums, reasonable attorneys’ fees and legal expenses, advertising costs, brokerage fees and expenses of sale; and

(c)          all renewals, extensions and modifications of the Indebtedness.

Article IV
REPRESENTATIONS AND WARRANTIES

Section 4.1           Pledgor’s Representations and Warranties. Pledgor represents and warrants to Secured Party that:

(a)          except for the security interests granted by this Agreement, Pledgor is the record and beneficial owner of the Collateral free and clear of any lien or any other right, title or interest of any other person.

(b)          the liens granted pursuant to this Agreement constitute perfected liens on the Collateral in favor of Secured Party, and such liens are prior to all other liens on the Collateral created by Pledgor and in existence on the date hereof and which are enforceable as such against all creditors of and purchasers from Pledgor and against any owner or purchaser of any of the Collateral where any of the Collateral is located and any present or future creditor obtaining a lien thereon.

(c)          no consent or authorization of, filing with, or other act by or in respect of, any arbitrator or any governmental body, agency or official or any other person (including, without limitation, any creditor of Pledgor), is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement.

(d)          this Agreement constitutes a legal, valid and binding obligation of Pledgor enforceable against it in accordance with the terms hereof, except as such enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

(e)          the execution, delivery and performance of this Agreement will not violate any provision of any applicable law, rule, regulation or contractual obligations of Pledgor and will not result in the creation or imposition of any lien on any of the properties or revenues of Pledgor pursuant to any applicable law, rule, regulation or contractual obligations of Pledgor, except as contemplated hereby.

Article V
Events of Default

Section 5.1           Events of Default. The occurrence or happening, at any time and from time to time, of any one or more of the following, after any applicable notice or right to cure period has passed, shall immediately constitute an “Event of Default” under this Agreement:

(a)          Buyer shall fail to pay the obligations evidenced by the Note, or any part thereof, when it becomes due, whether at the stated maturity, by acceleration or otherwise; or

(b)          Pledgor shall fail to observe or perform any of the Secured Obligations or covenants contained or referred to in this Agreement.

Section 5.2           Remedies. If any Event of Default shall occur and be continuing, then Secured Party has the right, in any order, in Secured Party’s sole discretion:

 (a)          to declare the obligations evidenced by the Note immediately due and payable and may proceed to enforce payment of the same and, in addition to any other rights and remedies provided for under this Agreement or under the Note, or otherwise available at law or in equity, to exercise with respect to any of the Collateral all the rights and remedies of a secured party under the UCC;

(b)          with respect to the Marks and Patents, subject to any restrictions thereto, to elect to sell, assign, deliver, or otherwise dispose of all or any part of the Marks and Patents at any public or private sale, or to accept and take title to the Marks and Patents in satisfaction of the Secured Obligations.

All net cash proceeds received by Secured Party in respect of any sale of, collection from, or other realization upon all or any part of the Collateral shall be applied by Secured Party against the Secured Obligations in such manner as determined by Secured Party in its sole discretion. Any surplus of such cash or cash proceeds held by Secured Party and remaining after payment in full of all the Note and performance of all the Secured Obligations shall be paid over to Pledgor or to whomsoever may be lawfully entitled to receive such surplus.

Article VI
COVENANTS

Section 6.1           Secured Party’s Right to Cure. If Pledgor fails to perform any agreement or undertaking contained herein, after ten (10) days written notice and a failure to cure, Secured Party may perform, or cause the performance of, such agreement or undertaking, and the expenses of Secured Party or its designees incurred in connection therewith, including attorneys’ fees shall be paid by Pledgor.

Section 6.2           Further Assurances. At any time from time to time, at the request of Secured Party, Pledgor shall (a) execute, acknowledge, deliver, record and/or file (or cause to be executed, acknowledged, delivered, recorded and/or filed) such further documents and instruments and perform such further acts and provide such further assurances as may be reasonably necessary, desirable, or proper, in Secured Party’s good faith opinion, (i) to perfect its security interest in the Collateral and carry out the provisions and purposes of this Agreement including but not limited to the execution and filing of such financing statements as Secured Party may require, (ii) to confirm the rights created under this Agreement, (iii) to protect the validity, priority and enforceability of this Agreement and the liens and security interests created herein, and (iv) subject any property of Pledgor intended by the terms of this Agreement to be encumbered; and (b) pay all reasonable costs in connection with any of the foregoing.

Section 6.3           Encumbrances. Pledgor shall not create, permit, or suffer to exist, and shall defend the Collateral against, and will take such action as is necessary to remove, any lien or encumbrance on the Collateral except the currently existing security interest of Secured Party hereunder, and shall defend Pledgor’s and Secured Party’s rights, title and interest in and to the Collateral against the claims and demands of all persons. Pledgor shall promptly notify Secured Party of (i) any lien, security interest, encumbrance, or claim made or threatened against the Collateral, and (ii) any material change in the Collateral.

Section 6.4           Rights to Collateral. Pledgor shall not sell or otherwise dispose of the Collateral or any part thereof without the prior written consent of Secured Party nor take any action to impair the rights of Secured Party in the Collateral.

Article VII

Miscellaneous

Section 7.1           Governing Law; Submission to Jurisdiction. This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the laws of the state of Colorado, excluding any choice of law rules which may direct the application of the laws of another jurisdiction. Pledgor hereby submits to the jurisdiction of any Colorado state or federal court sitting in Denver County, Colorado.

Section 7.2           Successors and Assigns. The terms and provisions hereof shall be binding upon and inure to the benefit of Pledgor and Secured Party and their respective successors and assigns.

Section 7.3           Notices. All notices or communications permitted or required under this Agreement shall be given as set forth in the Purchase Agreement.

Section 7.4           Entire Agreement; Amendment. This Agreement, together with the Note and the Purchase Agreement, embodies the entire agreement and understanding of the parties with respect to the subject matter contained herein and supersedes all prior agreements and understandings between the parties with respect to such subject matter. This Agreement may not be amended except by a written agreement executed by all of the parties hereto.

Section 7.5           Severability. If any provision of this Agreement would, under applicable law, be invalid or unenforceable in any respect, such provision shall (to the extent permitted by applicable law) be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable law. The provisions hereof are severable, and in the event any provision hereof should be held invalid or unenforceable in any respect, it shall not invalidate, render unenforceable or otherwise affect any other provision of this Agreement.

Section 7.6           Headings. Headings in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

Section 7.7           Drafting. Each of the parties hereto acknowledge that each party was actively involved in the negotiation and drafting of this Agreement and that no law or rule of construction shall be raised or used in which the provisions of this Agreement shall be construed in favor or against any party hereto because one is deemed to be the author thereof.

[Signature page follows]

The parties have executed this Agreement to be effective as of the date and year first above written.

PLEDGOR:

Hard Rock Solutions, LLC
a Utah limited liability company

By Its Manager:
Superior Drilling Products, LLC
a Utah limited liability company

	By:	/s/ Troy Meier
Troy Meier, President

SECURED PARTY:

Hard Rock Solutions, Inc.
a Texas corporation

By:	/s/ James D. Isenhour
James D. Isenhour, President

This Agreement is ACKNOWLEDGED AND AGREED to by:

BUYER:

Superior Drilling Products, LLC
a Utah limited liability company

By:	/s/ Troy Meier
Troy Meier, President

SCHEDULE A

Patent Applications

Country/Pledgor		Application No.	Filing Date (Priority
Reference No.	Application Title	(Priority No.)	Date)

USA 3039.002.US	Method and Apparatus for Reaming Well-Bore Surfaces Nearer the Center of Drift	13/442,316 (61/437,587)	04/09/12 (04/08/11)

International (National Stage applications filed in AU, CA, CN, EP, MX) 3039.002.PCT	Method and Apparatus for Reaming Well-Bore Surfaces Nearer the Center of Drift	12/32714 (61/437,587)	04/09/12 (04/08/11)

Australia 3039.002.AU	Method and Apparatus for Reaming Well-Bore Surfaces Nearer the Center of Drift	TBA	10/03/13

Canada 3039.002.CA	Method and Apparatus for Reaming Well-Bore Surfaces Nearer the Center of Drift	TBA

China 3039.002.CN	Method and Apparatus for Reaming Well-Bore Surfaces Nearer the Center of Drift	TBA

Europe 3039.002.EP	Method and Apparatus for Reaming Well-Bore Surfaces Nearer the Center of Drift	TBA

Mexico.MX 3039.002	Method and Apparatus for Reaming Well-Bore Surfaces Nearer the Center of Drift	TBA

USA 3039.003.US	Well Bore Conditioning System	13/644,218 (61/566,079) (61/542,601)	10/03/12 (12/02/12) (10/03/11)

International 3039.003.PCT	Well Bore Conditioning System	12/58573 (61/566,079) (61/542,601)	10/03/12 (12/02/12) (10/03/11)

Argentina 3039.003.AR	Well Bore Conditioning System	2012 01 03695 (61/566,079) (61/542,601)	10/03/12 (12/02/12) (10/03/11)

USA 3039.006.US	Method and Apparatus for Reaming Well-Bore Surfaces Nearer the Center of Drift	13/411,230 (61/437,587)	04/06/12 (04/08/11)

USA 3039.006.USCN	Method and Apparatus for Reaming Well-Bore Surfaces Nearer the Center of Drift	13/517,870 (61/437,587)	06/14/12 (04/08/11)

Trademarks

Application
Country/Pledgor		Registration &	No. & Filing
Reference No.	Mark	Goods/Services Class	Date

USA 3039.003 USTM	Drill-n-Ream	U.S. Reg. No. 4,207,933 Sept 11, 2012 Supplemental Register & International Class 7	85/386,210 & 08/01/11